Exhibit 99.1

SUNSHINE BIOPHARMA REPORTS 2024 THIRD QUARTER RESULTS:

YEAR-TO-DATE REVENUES UP 54%

FORT LAUDERDALE, FL / ACCESSWIRE / November 6, 2024 / Sunshine Biopharma Inc. (NASDAQ: “SBFM”) (the “Company”), a pharmaceutical company offering and researching life-saving medicines in a variety of therapeutic areas including oncology and antivirals today announced that it has filed its 2024 third quarter report with the Securities and Exchange Commission. The Company reported gross revenues of $8,435,178 for the three months ended September 30, 2024, a 42% increase over gross revenues of $5,957,668 for same period in 2023. For the nine-month period ended September 30, 2024, gross revenues were $25,279,291, compared to gross revenue of $16,412,586 for the same period in 2023, an increase of 54%. These increases were a result of new product launches and expanded marketing and sales efforts by the Company’s wholly owned Canadian subsidiary, Nora Pharma Inc.

The following are highlights of the Company’s 2024 third quarter results:

•	Sales in the third quarter grew to $8,435,178, compared to $5,957,668 during the same period last year, an increase of 42%.

•	Sales of 8,435,178 in the third quarter were down 9% from the second quarter sales of $9,303,067 but up 12% over first quarter sales of $7,541,046.

•	Net loss for the three months ended September 30, 2024, was $(1,197,803) compared to a net loss of $(651,482) during the same period of 2023, an increase of 84%.

The following are highlights of the Company’s 2024 year-to-date (YTD) results:

•	In terms of YTD results, sales grew to $25,279,291, compared to $16,412,586 during the same period last year, an increase of 54%.

•	Net loss for the nine months ended September 30, 2024, was $(2,975,904) compared to a net loss of $(3,256,020) during the same period of 2023, a decrease of 9%.

•	Shareholders’ Equity grew to $25,039,312, an 18% increase over Shareholders’ Equity of $21,207,361 at December 31, 2023.

"At Sunshine Biopharma, we are relentlessly pursuing profitability," expressed Dr. Steve Slilaty, CEO. "Our dedicated team is implementing cutting-edge strategies and enhancing our operations to foster sustainable growth. We are unwavering in our commitment to delivering value to our stakeholders, and we firmly believe our hard work will pave the way for success.”

The following are key metrics contained in the Company’s Statement of Operations for the three- and nine-month periods ended September 30, 2024:

	2024Q3	2023Q3	2024YTD	2023YTD
Sales	$8,435,178	$5,957,668	$25,279,291	$16,412,586
Gross Profit	$2,866,151	$1,990,256	$7,576,745	$5,771,125
General & Administrative Expenses	$3,972,504	$2,769,730	$11,351,144	$9,369,203
Net Loss	$(1,197,803)	$(651,482)	$(2,975,904)	$(3,256,020)

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About Sunshine Biopharma Inc.

Sunshine Biopharma currently has 63 generic prescription drugs on the market in Canada and 32 additional drugs scheduled to be launched in the remainder of 2024 and in 2025. Among the new drugs to be launched in 2024 is NIOPEG®, a biosimilar of NEULASTA®. Like NEULASTA®, NIOPEG® is a long-acting form of recombinant human granulocyte colony-stimulating factor (filgrastim). It is indicated to decrease the incidence of infection in patients with non-myeloid malignancies receiving anti-neoplastic therapy.

In addition, Sunshine Biopharma is conducting a proprietary drug development program which is comprised of (i) K1.1 mRNA, an mRNA-Lipid Nanoparticle targeted for liver cancer, and (ii) PLpro protease inhibitor, a small molecule for treatment of SARS Coronavirus infections. For more information, please visit: www.sunshinebiopharma.com.

Safe Harbor Forward-Looking Statements

This press release contains forward-looking statements which are based on current expectations, forecasts, and assumptions of Sunshine Biopharma, Inc. (the “Company”) that involve risks as well as uncertainties that could cause actual outcomes and results to differ materially from those anticipated or expected. These statements appear in this release and include all statements that are not statements of historical fact regarding the intent, belief or current expectations of the Company, including statements related to the Company’s drug development activities, financial performance, and future growth. These risks and uncertainties are further described in filings and reports by the Company with the U.S. Securities and Exchange Commission (SEC). Actual results and the timing of certain events could differ materially from those projected in or contemplated by the forward-looking statements due to a number of factors detailed from time to time in the Company’s filings with the SEC. Reference is hereby made to cautionary statements and risk factors set forth in the Company’s most recent SEC filings.

For Additional Information:

Sunshine Biopharma Contact:

Camille Sebaaly, CFO

Direct Line: 514-814-0464

camille.sebaaly@sunshinebiopharma.com

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